Exhibit 23.4

CONSENT OF McDANIEL & ASSOCIATES CONSULTANTS LTD.

We hereby consent to the incorporation by reference on Form 8-K of Calpine Corporation (the “Company”) and to the references to this firm for the Company’s estimated Canadian proved reserves contained on Form 8-K for the year ended December 31, 2000.

/s/ McDANIEL & ASSOCIATES CONSULTANTS LTD.

Calgary, Alberta

August 31, 2001